Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Brandi Martin	Investors:	Kevin Moran
	(614) 757-3383		(614) 757-7942
	Brandi.Martin@cardinalhealth.com		Kevin.Moran@cardinalhealth.com

Cardinal Health Reports First Quarter Results for Fiscal Year 2020

•	Revenue increased 6 percent to $37.3 billion

•	GAAP[1] operating loss was $5.3 billion and included a $5.6 billion accrual related to opioid litigation, non-GAAP operating earnings increased 6 percent to $577 million

•	GAAP diluted loss per share was $16.65, and non-GAAP diluted EPS were $1.27

•	Company reaffirms FY20 guidance

DUBLIN, Ohio, November 7, 2019 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2020 revenue of $37.3 billion, an increase of 6 percent from the first quarter last year.

First quarter GAAP operating loss was $5.3 billion and included a $5.6 billion accrual related to opioid litigation. Non-GAAP operating earnings increased 6 percent to $577 million. GAAP diluted loss per share was $16.65, while non-GAAP diluted earnings per share (EPS) decreased 2 percent to $1.27.

“We are off to a solid start to fiscal year 2020, giving us confidence in our operating rigor and path forward,” said Mike Kaufmann, CEO of Cardinal Health. “Our disciplined cost management is enabling strategic investment across the enterprise. We recognize that as our industry and the healthcare sector continue to evolve, there is more work to be done. Our core capabilities, deep industry knowledge and scale position us to adapt and deliver long-term shareholder value.”

Q1 FY20 summary

	Q1 FY20		Q1 FY19		Y/Y
Revenue	$37.3	billion	$35.2	billion	6%
Operating earnings/(loss)	$(5.3	) billion	$816	million	N.M
Non-GAAP operating earnings	$577	million	$542	million	6%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(4.9	) billion	$593	million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$378	million	$396	million	(4)%
Diluted EPS attributable to Cardinal Health, Inc.[2]	$(16.65)		$1.94		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.27		$1.29		(2)%

Cardinal Health

Segment results
Pharmaceutical segment

	Q1 FY20		Q1 FY19		Y/Y
Revenue	$33.4	billion	$31.4	billion	6%
Segment profit	$398	million	$409	million	(3)%
First quarter revenue for the Pharmaceutical segment increased 6 percent to $33.4 billion due to sales growth from Pharmaceutical Distribution and Specialty Solutions customers.

Pharmaceutical segment profit decreased 3 percent to $398 million in the first quarter, which reflects the adverse impact of Pharmaceutical Distribution customer contract renewals, partially offset by benefits from cost savings initiatives and the performance of Specialty Solutions.

Medical segment

	Q1 FY20		Q1 FY19		Y/Y
Revenue	$3.9	billion	$3.8	billion	3%
Segment profit	$170	million	$135	million	26%
First quarter revenue for the Medical segment increased 3 percent to $3.9 billion due to organic growth across the segment, led by products and distribution, and Cardinal Health at Home. This was partially offset by the divestiture of the naviHealth business.

Medical segment profit increased 26 percent to $170 million in the first quarter, which reflects the benefits from cost savings initiatives, as well as growth in products and distribution, services, and Cardinal Health at Home. This was partially offset by the divestiture of the naviHealth business.

Outlook
The company does not provide a GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company reaffirms its fiscal year 2020 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. of $4.85 to $5.10.

Opioid lawsuits developments
In October 2019, the company agreed in principle to a global settlement framework with a leadership group of four state attorneys general that is designed to resolve all pending and potential opioid lawsuits by states and political subdivisions. The global settlement framework includes, among other significant components, an agreement in principle by the company to pay up to $5.56 billion over 18 years. There is no assurance that a definitive settlement agreement will be finalized by the necessary parties or that the contingencies to any agreement will be satisfied. The company also agreed to a $66 million settlement with two Ohio counties. In connection with these matters, the company accrued $5.63 billion ($5.14 billion after tax) which is excluded from its non-GAAP earnings.

Quarterly dividend
Cardinal Health board of directors approved a quarterly dividend of $0.4811 per share. The dividend will be payable on January 15, 2020 to shareholders of record at the close of business on January 2, 2020.

Cardinal Health

Tax rate
During the first quarters of fiscal 2020 and 2019, GAAP effective tax rates were 7.9 percent and 19.4 percent, respectively. Non-GAAP effective tax rates were 23.7 percent and 14.0 percent, respectively.

The GAAP effective tax rate for the first quarter of fiscal 2020 was impacted by the assessment of the future deductibility of the $5.6 billion opioid litigation accrual.

The effective tax rates in the first quarter of fiscal 2019 were affected by an approximately $0.18 per share positive impact of discrete tax benefits primarily related to international legal entity changes.
Webcast
Cardinal Health will host a webcast today at 8 a.m. Eastern to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until November 6, 2020.

Upcoming webcasted investor events

•	Credit Suisse 28th Annual Healthcare Conference on November 12 at 2:25 p.m. Mountain in Scottsdale, Ariz.

•	38th Annual J.P. Morgan Healthcare Conference on January 13-16, 2020 in San Francisco, Calif.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work.

Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

2Due to the net loss during the first quarter of fiscal 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health and other components of our generics pharmaceutical program; risks associated with the distribution of opioids, including potential financial impact associated with the outcome of the ongoing lawsuits and investigations by certain governmental and regulatory authorities and the risks associated with the ongoing global settlement framework discussions, including the risk that we may fail to reach a settlement agreement or that a final settlement could require us to pay more than we currently anticipate; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to improve the performance of our Medical segment’s Cardinal Health Brand Products business; uncertainties due to government health care reform; and risks associated with our cost savings initiatives, including the possibility that they could result in greater charges or expenses than we anticipate, could fail to achieve the desired efficiencies or strategic outcomes and could have unintended consequences, such as business disruption. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of November 7, 2019. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2020		2019	% Change
Revenue	$37,341		$35,213	6%
Cost of products sold	35,662		33,546	6%
Gross margin	1,679		1,667	1%

Operating expenses:
Distribution, selling, general and administrative expenses	1,107		1,155	(4)%
Restructuring and employee severance	30		32	(5)%
Amortization and other acquisition-related costs	132		156	(15)%
Impairments and (gain)/loss on disposal of assets, net	1		(511)	N.M.
Litigation (recoveries)/charges, net [1]	5,673		19	N.M.
Operating earnings/(loss)	(5,264)		816	N.M.

Other (income)/expense, net	14		3	N.M.
Interest expense, net	66		77	(14)%
Earnings/(loss) before income taxes	(5,344)		736	N.M.

Provision for/(benefit from) income taxes [2]	(423)		142	N.M
Net earnings/(loss)	(4,921)		594	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)		(1)	N.M.
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(4,922)		$593	N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$(16.65)		$1.95	N.M.
Diluted	(16.65)	[3]	1.94	N.M.

Weighted-average number of common shares outstanding:
Basic	296		305
Diluted	296	[3]	306
1 Litigation (recoveries)/charges, net includes a pre-tax charge of $5.63 billion ($5.14 billion after tax) recorded in the first quarter of fiscal 2020 for the estimated liability associated with lawsuits and claims brought against us by states and political subdivisions relating to the distribution of prescription opioid pain medications. In October 2019, we agreed in principle to a global settlement framework with a leadership group of four state attorneys general from the multi-state task force that is designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions, but not private plaintiffs (the "Settlement Framework"). We accrue for contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because loss contingencies are inherently unpredictable and unfavorable developments or resolutions can occur, the assessment is highly subjective and requires judgments about future events. Moreover, the global Settlement Framework is in its early phases, and there is no assurance that the necessary parties will agree to a definitive settlement agreement or that the contingencies to any agreement will be satisfied. We will regularly review these opioid litigation matters to determine whether our accrual is adequate. We are unable to reasonably estimate the liability associated with any potential distribution of treatment medications and any incremental costs for changes to our controlled substance anti-diversion program that we may agree to under the Settlement Framework. The amount of ultimate loss may differ materially from this accrual.
2 In connection with these matters, we recorded a tax benefit of $487 million, which is net of unrecognized tax benefits of $468 million, during the three months ended September 30, 2019, reflecting our current assessment of the estimated future deductibility of the amount that may be paid under the $5.63 billion accrual taken in connection with the opioid litigation. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination of the technical merits of the position, including resolutions of any related appeals or litigation. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement. For tax benefits that do not qualify for recognition, we recognize a liability for unrecognized tax benefits. Our assumptions and estimates around this benefit and uncertain tax position require significant judgment since the definitive settlement terms and documentation, including provisions related to deductibility, under the Settlement Framework have not been negotiated and the U.S. tax law governing deductibility was changed by the U.S. Tax Cuts and Jobs Act (“Tax Act”). We have made reasonable estimates and recorded amounts based on management's judgment and our current understanding of the Tax Act which is subject to further interpretation by the U.S. Internal Revenue Service ("IRS"). Further, it is possible that the tax authorities could challenge our interpretation of the Tax Act or the estimates and assumptions used to assess the future deductibility of these benefits. The actual amount of tax benefit related to uncertain tax positions may differ materially from these estimates.

3 Due to the net loss during the first quarter of fiscal 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2019	June 30, 2019
Assets
Current assets:
Cash and equivalents	$1,212	$2,531
Trade receivables, net	8,190	8,448
Inventories, net	12,458	12,822
Prepaid expenses and other	1,855	1,946
Total current assets	23,715	25,747

Property and equipment, net	2,324	2,356
Goodwill and other intangibles, net	11,658	11,808
Other assets	1,482	1,052
Total assets	$39,179	$40,963

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,724	$21,535
Current portion of long-term obligations and other short-term borrowings	631	452
Other accrued liabilities	2,194	2,122
Total current liabilities	22,549	24,109

Long-term obligations, less current portion	7,360	7,579
Deferred income taxes and other liabilities	8,367	2,945

Total shareholders’ equity	903	6,330
Total liabilities and shareholders’ equity	$39,179	$40,963

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2020	2019
Cash flows from operating activities:
Net earnings/(loss)	$(4,921)	$594

Adjustments to reconcile net earnings/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	234	245
Impairments and (gain)/loss on sale of other investments	—	2
Impairments and (gain)/loss on disposal of assets, net	1	(511)
Share-based compensation	20	19
Provision for bad debts	29	21
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	229	(302)
(Increase)/decrease in inventories	356	(178)
Increase/(decrease) in accounts payable	(1,812)	559
Other accrued liabilities and operating items, net	5,211	(84)
Net cash provided by/(used in) operating activities	(653)	365

Cash flows from investing activities:
Additions to property and equipment	(72)	(58)
Purchase of available-for-sale securities and other investments	(3)	(4)
Proceeds from sale of available-for-sale securities and other investments	2	1
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	740
Net cash provided by/(used in) investing activities	(73)	679

Cash flows from financing activities:
Net change in short-term borrowings	(2)	—
Reduction of long-term obligations	(74)	(1)
Net tax proceeds/(withholdings) from share-based compensation	(13)	(13)
Dividends on common shares	(146)	(150)
Purchase of treasury shares	(350)	(600)
Net cash used in financing activities	(585)	(764)

Effect of exchange rates changes on cash and equivalents	(8)	2

Net increase/(decrease) in cash and equivalents	(1,319)	282
Cash and equivalents at beginning of period	2,531	1,763
Cash and equivalents at end of period	$1,212	$2,045

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

First Quarter

(in millions)	2020	2019	(in millions)	2020	2019
Pharmaceutical			Medical

Revenue			Revenue
Amount	$33,428	$31,416	Amount	$3,917	$3,801
Growth rate	6%	9%	Growth rate	3%	2%

Segment profit			Segment profit
Amount	$398	$409	Amount	$170	$135
Growth rate	(3)%	(12)%	Growth rate	26%	5%
Segment profit margin	1.19%	1.30%	Segment profit margin	4.33%	3.55%

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

					Earnings/			Net
				Operating	(Loss)	Provision for/		Earnings/			Diluted
		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	(Loss)[3]	Effective		EPS[3]
		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	First Quarter 2020
GAAP	$1,107	(4)%	$(5,264)	N.M.	$(5,344)	$(423)	$(4,922)	N.M.	7.9%	$(16.65)	N.M.
State opioid assessment related to prior fiscal years	(5)		5		5	1	4			0.01
Restructuring and employee severance	—		30		30	8	22			0.08
Amortization and other acquisition-related costs	—		132		132	34	98			0.33
Impairments and (gain)/loss on disposal of assets, net	—		1		1	—	1			—
Litigation (recoveries)/charges, net[5]	—		5,673		5,673	498	5,175			17.51
Non-GAAP	$1,102	(2)%	$577	6%	$496	$117	$378	(4)%	23.7%	$1.27	(2)%

	First Quarter 2019
GAAP	$1,155	9%	$816	211%	$736	$142	$593	416%	19.4%	$1.94	439%
State opioid assessment related to prior fiscal years	(29)		29		29	8	21			0.07
Restructuring and employee severance	—		32		32	8	24			0.08
Amortization and other acquisition-related costs	—		156		156	36	120			0.39
Impairments and (gain)/loss on disposal of assets, net	—		(511)		(511)	(134)	(377)			(1.23)
Litigation (recoveries)/charges, net	—		19		19	5	14			0.05
Non-GAAP	$1,126	6%	$542	(11)%	$461	$65	$396	14%	14.0%	$1.29	18%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 First quarter fiscal 2020 GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 296 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the quarter. First quarter fiscal 2020 non-GAAP diluted EPS is calculated using a weighted average of 297 million common shares, which includes potentially dilutive shares.
5 Litigation (recoveries)/charges, net includes a pre-tax charge of $5.63 billion ($5.14 billion after tax) recorded in the first quarter of fiscal 2020 related to the opioid litigation.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the fiscal year of the initial assessment. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Reversals of these accruals have occurred when certain assessments were declared unconstitutional.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2020 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018. The excluded items for fiscal 2020 impacted the Company's first quarter EPS by $17.92, which includes a $17.40 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessments related to prior fiscal years.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, and (6) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, and (7) loss on extinguishment of debt.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first seven items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, each net of tax, and (8) transitional tax benefit, net.
Non-GAAP diluted earnings/(loss) per share attributable to Cardinal Health, Inc.: non-GAAP net earnings/(loss) attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.